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                                                                      EXHIBIT 12

                   STATEMENT REGARDING COMPUTATION OF RATIOS
                         (IN THOUSANDS, EXCEPT RATIOS)

                     GLOBALSTAR TELECOMMUNICATIONS LIMITED
                       RATIO OF EARNINGS TO FIXED CHARGES

                                                               SIX MONTHS       SIX MONTHS
                                                                  ENDED            ENDED
                                                              JUNE 30, 1998    JUNE 30, 1997
                                                              -------------    -------------
Earnings:
  Net loss..................................................    $(20,569)        $(10,703)
     Add:
       Equity in loss applicable to ordinary partnership
        interests of Globalstar, L.P. ......................      20,569           10,703
       Interest expense                                           22,197           10,601
                                                                --------         --------
Earnings available to cover fixed charges(1)................    $ 22,197         $ 10,601
                                                                ========         ========
Fixed charges -- interest expense...........................    $ 22,197         $ 10,601
                                                                ========         ========
Ratio of earnings to fixed charges..........................          1x               1x
                                                                ========         ========

---------------
(1) The earnings of GTL available to cover fixed charges, consisted solely of dividends from Globalstar, L.P. on the redeemable preferred partnership interests held by GTL.

                                GLOBALSTAR, L.P.
                 DEFICIENCY OF EARNINGS TO COVER FIXED CHARGES

                                                               SIX MONTHS       SIX MONTHS
                                                                  ENDED            ENDED
                                                              JUNE 30, 1998    JUNE 30, 1997
                                                              -------------    -------------
Net loss....................................................    $ (43,220)       $(32,254)
Dividends on redeemable preferred partnership interests.....      (22,197)        (10,601)
Capitalized interest........................................      (81,434)        (32,547)
                                                                ---------        --------
Deficiency of earnings to cover fixed charges...............    $(146,851)       $(75,402)
                                                                =========        ========